Exhibit 7.07

Execution Version

EQUITY COMMITMENT LETTER

June 26, 2017

Sinovac (Cayman) Limited

Sinovac Holding (Cayman) Limited

c/o No. 39 Shangdi Xi Road

Haidian District, Beijing 100085, China

Ladies and Gentlemen:

This letter agreement sets forth the commitment of Vivo Capital Fund VIII, L.P., a limited liability partnership organized and existing under the Laws of the State of Delaware (the “Sponsor”), subject to the terms and conditions contained herein, to purchase, directly or indirectly, certain equity interests of Sinovac Holding (Cayman) Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Holdco”). It is contemplated that, pursuant to that certain Amalgamation Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Amalgamation Agreement”), among Sinovac Biotech Ltd. (the “Company”), Sinovac (Cayman) Limited, a direct wholly-owned Subsidiary of Holdco (“Parent”), and Sinovac Amalgamation Sub Limited, a direct wholly-owned Subsidiary of Parent (“Amalgamation Sub”), Amalgamation Sub will amalgamate with and into the Company (the “Amalgamation”), with the Company surviving the Amalgamation as a direct wholly-owned Subsidiary of Parent. Concurrently with the delivery of this letter agreement, each of C-Bridge Healthcare Fund II, L.P., Advantech Capital L.P. and Vivo Capital Surplus Fund VIII, L.P. (collectively, the “Other Sponsors”) is entering into a letter agreement substantially identical to this letter agreement (collectively, the “Other Sponsor Equity Commitment Letters”) committing to invest in Holdco. Capitalized terms used in this letter agreement and not otherwise defined herein have the meanings ascribed to such terms in the Amalgamation Agreement.

1.            Equity Commitment.

(a)          The Sponsor shall, at or immediately prior to the Effective Time, subject to the terms and conditions set forth herein, purchase, or cause the purchase of, equity interests of Holdco and pay, or cause to be paid, to Holdco in immediately available funds an aggregate cash purchase price equal to $45,412,428 (such amount, the “Equity Commitment”), which will be (i) contributed by Holdco to Parent and (ii) used by Parent solely for the purpose of funding, to the extent necessary to fund, such portion of the Amalgamation Consideration and such other amounts required to be paid by Parent under the Amalgamation Agreement (which, for the avoidance of doubt, shall not include any Parent Termination Fee or any Obligations (as defined in the Limited Guarantee) with respect to a Parent Termination Fee under the Limited Guarantee) pursuant to and in accordance with the Amalgamation Agreement, together with related fees and expenses; provided that the Sponsor shall not, under any circumstances, be obligated to contribute more than the Equity Commitment to Holdco and the liability of the Sponsor hereunder shall not exceed the amount of the Equity Commitment. Notwithstanding anything to the contrary in this letter agreement, the aggregate amount of liability of the Sponsor under this letter agreement shall at no time exceed the aggregate amount of the Equity Commitment less any portion of the Equity Commitment that has been funded in accordance with the terms hereof.

(b)         The Sponsor may effect the funding of the Equity Commitment directly or indirectly through one or more direct or indirect Subsidiaries of the Sponsor or any other investment fund advised or managed by an Affiliate of the Sponsor or any other investment fund that is a limited partner of the Sponsor or of an Affiliate of the Sponsor. The Sponsor will not be under any obligation under any circumstances to contribute more than the amount of the Equity Commitment to Holdco, Parent, Amalgamation Sub or any other person pursuant to the terms of this letter agreement.

2.           Conditions. The Equity Commitment shall be subject to (a) the satisfaction in full (or waiver, if permissible), at or prior to the Closing of each of the conditions set forth in Section 7.01 and Section 7.02 of the Amalgamation Agreement (other than any conditions that by their nature are to be satisfied at the Closing but subject to the prior or substantially concurrent satisfaction of such conditions), (b) (i) the substantially contemporaneous consummation of the Closing or (ii) the Company obtaining an order in accordance with Section 9.08 of the Amalgamation Agreement requiring Parent to cause the Financing to be funded and to effect the Closing and (c) the substantially contemporaneous closing of the contributions contemplated by the Other Sponsor Equity Commitment Letters, which shall not be modified, amended or altered in any manner adverse to the Sponsor without the Sponsor’s prior written consent; provided that the satisfaction or failure of the condition set forth in clause (c) shall not limit or impair the ability of Holdco, Parent or the Company to seek enforcement of the obligations of the Sponsor under and in accordance with this letter agreement if (i) Holdco, Parent or the Company, as applicable, is also seeking enforcement of any applicable Other Sponsor Equity Commitment Letter or (ii) each Other Sponsor has satisfied or is prepared to satisfy its obligations under its Other Sponsor Equity Commitment Letter.

3.            Limited Guarantee. Concurrently with the execution and delivery of this letter agreement, the Sponsor is executing and delivering to the Company a limited guarantee (the “Limited Guarantee”) guaranteeing the Guaranteed Percentage (as defined in the Limited Guarantee) of the Obligations (as defined in the Limited Guarantee). Other than with respect to the Retained Claims (as defined in the Limited Guarantee) and subject to Section 4, the Company’s remedies against the Sponsor under the Limited Guarantee (as set forth in and in accordance with the terms of the Limited Guarantee) shall be, and are intended to be, the sole and exclusive direct or indirect remedies (whether at Law or in equity, whether sounding in contract, tort, statute or otherwise) available to the Company and its Affiliates against the Sponsor and the Non-Recourse Parties (as defined in the Limited Guarantee) in respect of any claims, liabilities or obligations arising out of or relating to this letter agreement, the Amalgamation Agreement and the Transactions, including in the event Parent or Amalgamation Sub breaches its obligations under the Amalgamation Agreement, whether or not Parent’s or Amalgamation Sub’s breach is caused by the Sponsor’s breach of its obligations under this letter agreement.

4.            Enforceability; Third-Party Beneficiary. This letter agreement may only be enforced (a) by Holdco or Parent or (b) by the Company to (i) seek specific performance of (x) Parent’s obligation to enforce the Sponsor’s obligation to fund the Equity Commitment pursuant to Section 6.07 of the Amalgamation Agreement, (y) the Sponsor’s obligation to fund the Equity Commitment or (z) Holdco’s obligation under Section 1(a) of this letter agreement to contribute such funds to Parent (in the case of clauses (x), (y) and (z), only if the conditions set forth in Section 9.08(b) of the Amalgamation Agreement have been satisfied) or (ii) enforce its rights under Sections 4, 5 and 12 of this letter agreement, subject to Sections 6 and 7 hereof, as though the Company were a party hereto. None of Holdco’s, Parent’s, Amalgamation Sub’s or the Company’s creditors shall have the right to enforce this letter agreement or to cause Holdco, Parent, Amalgamation Sub or the Company to enforce this letter agreement against the Sponsor. The Company is an express third-party beneficiary of this letter agreement to the extent, and only to the extent, of the rights of the Company set forth in this Section 4.  Nothing in this letter agreement, express or implied, is intended to confer upon any person other than Holdco, Parent, the Sponsor and, to the extent provided in this Section 4, the Company, any rights or remedies under or by reason of this letter agreement; provided that notwithstanding anything to the contrary in this letter agreement, each Non-Recourse Party shall be a third party beneficiary of the provisions of this letter agreement that are expressly for the benefit of such Non-Recourse Party (including such provisions of Sections 3 and 10) and all such provisions shall survive any termination of this letter agreement indefinitely.

5.            No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Holdco, Parent, the Sponsor and, to the extent that such amendment or modification would be materially adverse to the rights of the Company hereunder, the Company (acting only upon the recommendation of the Special Committee). Together with the Amalgamation Agreement (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder, including the Other Sponsor Equity Commitment Letters, the Limited Guarantee, and the Other Guarantees (as defined in the Limited Guarantee)), this letter agreement constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between, the Sponsor or any of its Affiliates, on the one hand, and Holdco, Parent or any of their respective Affiliates, on the other hand, with respect to the transactions contemplated hereby. Each of the parties hereto acknowledges that each party and its respective counsel have reviewed this letter agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this letter agreement.

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6.            Governing Law. This letter agreement and all disputes or controversies arising out of or relating to this letter agreement or the transactions contemplated hereby shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of Law principles thereof.

7.            Dispute Resolution.

(a)          Subject to the last sentence of this Section 7(a), any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this letter agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC (the “Rules”) in force at the relevant time and as may be amended by this Section 7(a). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the arbitration tribunal shall consist of three (3) arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one (1) Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one (1) Arbitrator; and a third (3rd) Arbitrator will be nominated jointly by the first two (2) Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two (2) Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third (3rd) Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

(b)          Notwithstanding the foregoing, the parties hereto consent to and agree that in addition to any recourse to arbitration as set out in this Section 7, any party hereto may, to the extent permitted under the Laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this letter agreement is governed by the Laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural Law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction. For the avoidance of doubt, this Section 7(b) is only applicable to the seeking of interim injunctions and does not restrict the application of Section 7(a) in any way.

8.            Counterparts. This letter agreement may be executed in any number of counterparts (including by e-mail of PDF or scanned versions or by facsimile), each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.           Termination. This letter agreement and the obligation of the Sponsor to fund the Equity Commitment will terminate automatically and immediately upon the earliest to occur of (a) the valid termination of the Amalgamation Agreement in accordance with its terms (unless the Company shall have made a claim under Section 4 hereof prior to such termination of the Amalgamation Agreement, in which case this letter agreement shall terminate upon the resolution of such action and satisfaction by the Sponsor of any obligations finally determined or agreed to be owed by the Sponsor pursuant to this letter agreement), (b) the Closing, at which time such obligation will be discharged but subject to the performance of such obligation at or prior to the Closing, and (c) the Company or any of its Affiliates asserting a claim that would make the Limited Guarantee become terminable in accordance with the terms thereof.

10.          No Recourse. Notwithstanding anything that may be expressed or implied in this letter agreement or any document or instrument delivered in connection herewith, and notwithstanding the fact that the Sponsor may be a partnership or limited liability company, other than with respect to Retained Claims, by its acceptance of the benefits of this letter agreement, each of Parent and Holdco covenants, acknowledges and agrees that no person other than the Sponsor , Parent and Holdco (and their respective successors and permitted assigns under this letter agreement pursuant to the terms hereof) has any obligations hereunder and that no recourse shall be had hereunder, or for any claim based on, in respect of, or by reason of, such obligations or their creation, against, and no personal liability hereunder shall attach to, be imposed on or otherwise be incurred by any Non-Recourse Party, through Holdco, Parent, Amalgamation Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Holdco or Parent against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise.

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11.          Representations and Warranties.

(a)          The Sponsor hereby represents and warrants to Holdco and Parent that (i) it is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) the Sponsor has all organizational power and authority to execute, deliver and perform this letter agreement, (iii) the execution, delivery and performance of this letter agreement by the Sponsor has been duly and validly authorized and approved by all necessary limited partnership or other organizational action by it, and no other proceedings or actions on the part of the Sponsor are necessary therefor, (iv) this letter agreement has been duly and validly executed and delivered by the Sponsor and (assuming due execution and delivery of this letter agreement, the Amalgamation Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of the Sponsor, enforceable against it in accordance with the terms of this letter agreement (subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at Law)), (v) the Equity Commitment is less than the maximum amount that the Sponsor is permitted to invest in any one portfolio investment pursuant to the terms of its constituent documents or otherwise, (vi) for so long as this letter agreement shall remain in effect, the Sponsor has uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding, (vii) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement by the Sponsor except for compliance with the applicable requirements of the Exchange Act, and the rules and regulations promulgated thereunder (including the joining of the Company in the filing of a Schedule 13E-3 with the Proxy Statement, and the filing or furnishing of one or more amendments to the Schedule 13E-3 to respond to comments of the SEC, if any, on such documents) and for compliance with the rules and regulations of NASDAQ and (viii) the execution, delivery and performance of this letter agreement by the Sponsor do not (x) violate the organizational documents of the Sponsor, (y) violate any applicable Law binding on the Sponsor or the assets of the Sponsor or (z) conflict with any material agreement binding on the Sponsor.

(b)          Each of Holdco and Parent hereby severally and not jointly represents and warrants to the Sponsor that (i) it is a legal entity duly organized and validly existing under the Laws of its jurisdiction of organization, (ii) it has all organizational power and authority to execute, deliver and perform this letter agreement, (iii) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary corporate action, and no other proceedings or actions on the part of it are necessary therefor, (iv) this letter agreement has been duly and validly executed and delivered by it and (assuming due execution and delivery of this letter agreement, the Amalgamation Agreement and the Limited Guarantee by all parties hereto and thereto, as applicable) constitutes a valid and legally binding obligation of such party, enforceable against it in accordance with the terms of this letter agreement (subject to (a) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and (b) general equitable principles (whether considered in a proceeding in equity or at law)), (v) no action, consent, permit, authorization by, and no notice to or filing with, any Governmental Authority is required in connection with the execution, delivery or performance of this letter agreement by it and (vi) the execution, delivery and performance of this letter agreement by it does not (x) violate its organizational documents, (y) violate any applicable Law binding on it or its assets or (z) conflict with any material agreement binding on it.

12.          No Assignment. The Sponsor’s obligation to fund the Equity Commitment may not be assigned or delegated (whether by operation of Law, merger, consolidation or otherwise), except that the Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Sponsor’s Affiliates or any other investment fund advised or managed by such Affiliate; provided, that any such assignment or delegation shall not relieve the Sponsor of its obligations under this letter agreement to the extent not performed by such Affiliate or fund. Each of Parent and Holdco may not assign its rights to any of its Affiliates or any other person, without the prior written consent of the Sponsor and the Company (acting only upon the recommendation of the Special Committee) (which shall be given or withheld solely in the discretion of the Sponsor and the Company, respectively). Any purported transfer, assignment or delegation in violation of this Section 12 shall be null and void and of no force and effect.

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13.          Interpretation.  Headings are used for reference purposes only and do not affect the meaning or interpretation of this letter agreement. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.  The word “including” and words of similar import when used in this letter agreement will mean “including, without limitation,” unless otherwise specified.

14.          Severability. Any term or provision hereof that is prohibited or unenforceable in any jurisdiction shall be, as to such jurisdiction, ineffective solely to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.          Confidentiality. This letter agreement shall be treated as confidential and is being provided to Holdco and Parent solely in connection with the Amalgamation. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the written consent of the Sponsor; provided that the parties hereto may disclose the existence and content of this letter agreement to the Company and its Representatives, to the Other Sponsors and their Representatives, to the extent required by Law, the applicable rules of any national securities exchange, or in connection with any SEC filings relating to the Amalgamation, and in connection with any litigation relating to the Amalgamation, the Amalgamation Agreement or the Transactions as permitted by or provided in the Amalgamation Agreement. Holdco and Parent may disclose this letter agreement to any of their Representatives that need to review it in connection with the Transactions and are subject to the confidentiality obligations set forth herein. The Sponsor may disclose it to any Non-Recourse Party that needs to know of the existence of this letter agreement and is subject to the confidentiality obligations set forth herein.

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Sincerely,

Vivo Capital Fund VIII, L.P.

By: Vivo Capital VIII, LLC

Its: General Partner

By:	/s/ Frank Kung
Name:	Frank Kung
Title:	Managing Member

[signature page to equity commitment letter]

Agreed to and accepted:

Sinovac (Cayman) Limited

By:	/s/ Weidong Yin
Name:	Weidong Yin
Title:	Director

Sinovac Holding (Cayman) Limited

By:	/s/ Weidong Yin
Name:	Weidong Yin
Title:	Director

[signature page to equity commitment letter]